SUBLEASE
                     11670 NATIONAL BOULEVARD
                   WEST LOS ANGELES, CALIFORNIA

THIS SUBLEASE ("SUBLEASE"), is made and entered into as of this 8th day of December, 1999, by and between MRS. GOOCH'S NATURAL
FOOD MARKETS, INC., a California corporation ("SUBLANDLORD"), and
REAL GOODS TRADING CORPORATION, a California corporation
("SUBTENANT").
                              RECITALS

     A. Allaseba H. Gorham and Carol H. Richards (the "LANDLORD") and Hersh & Ziff Inc., dba Westward Ho Markets, the predecessor-in-interest to Sublandlord, entered into a Lease Agreement dated January 1, 1980, as amended by Amendment of Lease and Agreement dated July 27, 1988, and Assignment and Amendment to Lease Agreement dated November 10, 1994 (hereinafter collectively referred to as the "MASTER LEASE") pursuant to which Sublandlord leased approximately 21,000 square feet of retail space ("PREMISES") from Landlord located at 11666 National Blvd., Los Angeles, CA 90064.

     B. Sublandlord now desires to sublet unto Subtenant, and Subtenant desires to sublease from Sublandlord a portion of the Premises.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. SUBLEASED PREMISES. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, a portion of the Premises, consisting of approximately 3,065 square feet, as indicated on EXIHIBIT A attached hereto and incorporated herein by this reference (the "SUBLEASED PREMISES"), to have and to hold, subject to the terms of the Master Lease and upon the terms and conditions set forth herein. The remaining portion of the Premises, which is not subleased to Subtenant, shall be hereinafter referred to as the "MASTER PREMISES". The obligations of the parties hereunder shall be conditioned on Sublandlord obtaining and delivering to Subtenant, prior to the Tender Date, as hereinafter defined, a termination of the existing sublease, as described in Paragraph 12 hereof (the "APOCARE TERMINATION"), Landlord's written consent to this Sublease in the form attached as EXHIBIT D hereto (the "CONSENT TO SUBLEASE"). If the Apocare Termination or Consent to Sublease has not been obtained by the Tender Date, the Tender Date, the Commencement Date and the Expiration Date shall be automatically extended to the date ten (10) days following the date that the Apocare Termination and Consent to Sublease are effective, copies of which will be delivered to Subtenant. If the Apocare Termination and the Consent to Sublease have not been obtained by March 1, 2000, Subtenant shall have the right to terminate this Sublease by delivering written termination notice to Sublandlord within 30 days after March 1, 2000.

     2.   TERM AND SUBTENANT IMPROVEMENTS.

          (a) The term of this Sublease (the "SUBLEASE TERM") shall commence on April 1, 2000 (the "COMMENCEMENT DATE") and shall terminate on March 31, 2010 ("EXPIRATION DATE"), provided that Subtenant shall have the right, by giving written termination notice to Sublandlord not later than September 30, 2004, to terminate this Sublease effective as of March 31, 2005 (in which case such date shall be the Expiration Date), and further provided that the Sublease Term shall be subject to extension as provided in Paragraph 3. Sublandlord will deliver the Subleased Premises to Subtenant on or before January 1, 2000 ("TENDER DATE"). In the event Sublandlord fails to tender the Subleased Premises to Subtenant on or before the Tender Date, the Commencement Date and the Expiration Date shall be extended one day for each day Sublandlord delays the tender of the Subleased Premises.

          (b) The Subleased Premises are leased and will be delivered to Subtenant in an "as-is" condition, broom clean. Sublandlord makes no representation or warranty of title for any trade fixtures or equipment which may be located at the Subleased Premises on the date of this Sublease or on the Tender Date, and Subtenant shall have the right to use or to dispose of any personal property located within the Subleased Premises on the Tender Date.

          (c) After the Tender Date, Subtenant will perform certain alterations to the Subleased Premises (the "INITIAL ALTERATIONS")described in EXHIBIT B. In performing the Initial Alterations, Subtenant shall comply with all applicable laws or ordinances pertaining thereto. Sublandlord acknowledges that it has specifically approved the plans and specifications for the Initial Alterations, including the installation on the roof of the building of certain signs, solar panels, and wind generators described by size, dimension, and location on EXHIBIT B. Any other signs, solar panels, wind generators or other equipment or fixtures located outside the Subleased Premises, or any changes to the specifications on EXHIBIT B or any displays visible from the Master Premises shall be subject to Sublandlord's consent, which consent may be withheld for any reason. So long as such items are of a size and quality consistent with the customary character of a first class retail shopping center, do not block the visibility or access to the Master Premises, and comply with all applicable laws and ordinances, Sublandlord will agree to be reasonable in its consideration of such items, however, Sublandlord may still object to their size, placement, or location for all items that are visible, or impede the visibility of Sublandlord's Master Premises or signs. Subtenant will undertake commercially reasonable efforts (but not including an obligation to perform work outside customary working hours in the construction trades) to minimize interference with Sublandlord's occupancy and use of the Master Premises while Subtenant is performing its Initial Alterations at the Subleased Premises or in the common areas of the Shopping Center around the Master Premises.

          (d) Following completion of the Initial Alterations, Subtenant may make subsequent alterations or improvements to the Subleased Premises from time to time upon compliance with any applicable provisions of the Master Lease (as incorporated herein pursuant to Paragraph 10 below), and subject also to Subtenant obtaining Sublandlord's prior written consent (which may be withheld for any reason) if such alterations or improvements will affect the roof, any structural supporting elements of the building in which the Subleased Premises are located, or are visible from the Master Premises, or will require work to be performed on common plumbing, electrical or other utility systems serving both the Subleased Premises and the Master Premises.

     3. OPTION TO EXTEND. Subtenant shall have one option to extend the Sublease Term for an additional five years, to March 31, 2015 (the "EXTENDED TERM"), upon all the terms and conditions of this Sublease except that the Fixed Minimum Rent shall be as follows: On 4/1/10 through 3/31/15, the annual Fixed Minimum Rent then in effect shall be increased by the lesser of (i) twelve and one half of one percent (12.5%), or (ii) the cumulative increase in the CPI (as hereinafter defined) during the timeperiod from the 4/1/05 to 3/31/10 calculated by (X) dividing (a) the CPI published on the 4/1/05, by (b) the CPI published on 3/31/10, (Y) subtracting one (1) from such quotient. Subtenant shall give Sublandlord written notice of Subtenant's intent to exercise Subtenant's option to extend the Sublease Term on or before October 1, 2009. In the event that Subtenant fails to deliver Sublandlord written notice of Subtenant's exercise of this option on or before October 1, 2009, the Sublease will expire as of the Expiration Date. This option to extend will be of no further force and effect if Subtenant does not timely exercise its option, or if Subtenant is in default under this Sublease after notice and the expiration of the applicable cure period at the time Subtenant exercises this option.

     4. USE. The Subleased Premises are to be used and occupied by Subtenant for the retail sale of environmentally friendly and renewable energy hardware, dry goods and equipment or products as are typically sold in other "Real Goods" retail stores as of the date of this Sublease. In addition, a portion of the Subleased Premises may be devoted to storage of inventory and supplies and incidental general office and other uses related to the operation of Subtenant's business in the Subleased Premises, as approved on the attached plans and specifications. Subtenant shall not be permitted to sell any grocery items or products at the Subleased Premises in competition with the products sold in the Master Premises or in violation of the Master Lease; provided however Subtenant shall be entitled to sell products in the Subleased Premises that are also sold in the Master Premises if such items are purchased by Sublandlord from Subtenant for such sale in the Master Premises. In no event is the Subleased Premises to be used for any other purpose, the specific use granted herein being material consideration for this Sublease, regardless of whether or not the change in use is by further sublease, assignment or a change in Subtenant's nature of its business.

     5. RENT. Subtenant agrees to pay Sublandlord as rent for the Subleased Premises the following amounts:

          (a) FIXED MINIMUM RENT. Commencing on the earlier of:
(a)seven(7)calendar dates after the date Subtenant opens for business to the public or (b) the Commencement Date, Subtenant shall pay to Sublandlord, in monthly installments in advance, without any prior demand therefor and (except as may be otherwise expressly set forth herein) without offset or abatement, throughout the Sublease Term, the amount set forth in subparagraph 5(b) hereof ("FIXED MINIMUM RENT"), on or before the first day of each calendar month, except that Fixed Minimum Rent for the first full calendar month of the Sublease Term shall be paid upon execution of this Sublease. If the Commencement Date is not the first day of a calendar month, on the first day of the calendar month immediately following the Commencement Date, Subtenant shall pay Sublandlord, an amount equal to the pro rata portion of Fixed Minimum Rent for the number of days from the Commencement Date to the end of such fractional month, based on a thirty day month. Fixed Minimum Rent for any fractional month at the end of the Sublease Term shall also be prorated. Prorations for any fractional month shall be made on the basis of a 30 day month regardless of the actual number of days in such fractional month.

          (b) MONTHLY FIXED MINIMUM RENT. The Fixed Minimum Rent during the Sublease Term (excluding the Extended Term, which Fixed Minimum Rent is specified above) shall be as follows: (1) On the Commencement Date through 3/31/05, the annual Fixed Minimum Rent shall be equal to $112,176.00, which is equal to a monthly Fixed Minimum Rent of $ 9,348.00. (2) On 4/1/05 through 3/31/10, the annual Fixed Minimum Rent then in effect shall be increased by the lesser of (i) twelve and one half of one percent (12.5%), or (ii) the cumulative increase in the CPI (as hereinafter defined) during the timeperiod from the Commencement Date to 3/31/05 calculated by (X) dividing (a) the CPI published on the Commencment Date, by (b) the CPI published on 3/31/05, (Y) subtracting one (1) from such quotient.(3) As used herein, the term "CPI" shall mean the Consumer Price Index for All Urban Consumers (1982 - 1984 = 100), Los Angeles, California Metropolitan Area - All Items published by the United States Department of Labor, Bureau of Labor Statistics (the "Bureau"). In the event that (i) the Bureau ceases to use the 1982-84, average of 100 as the basis of calculation and the Bureau does not recalculate the then applicable CPI number for all years including 1982-84, or (ii) Landlord and Tenant mutually agree in writing that the CPI does not accurately reflect the purchasing power of the dollar, or (iii) the CPI shall be discontinued for any reason, then the parties shall thereafter accept and use such other CPI or comparable statistics on the cost of living for the United States as shall be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority selected by Landlord and Tenant. In the event of the use of comparable statistics of the CPI as above mentioned, there shall be made in the method of computation provided for, such revisions as the circumstances may require to carry out the intent of the parties as set forth herein.

          (c) PERCENTAGE RENT. In addition to Fixed Minimum Rent, Subtenant shall pay to Sublandlord, without any prior demand therefor and (except as may be otherwise expressly set forth herein) without offset or abatement, in accordance with the following provisions, the amount by which five percent (5%) of Gross Sales for each calendar year during the term, exceeds Fixed Minimum Rent for such year ("PERCENTAGE RENT"). Percentage Rent shall be paid in quarterly installments commencing each calendar year with the calendar quarter in which Gross Sales for such calendar year exceed the product of (x) twenty (20), times (y) Annual Fixed Minimum Rent for such year (such product, the "BREAKPOINT"). The amount of each such payment shall be five percent (5%) of Gross Sales for the current calendar year, computed to the effective date of such statement, less amounts previously paid by Subtenant for Fixed Minimum Rent or previous installments of Percentage Rent for such year. For each calendar quarter, not later than 30 days following the end of such quarter (or, if applicable, within ten (10) days following the date Subtenant files its Form 10-Q for such quarter with the Securities and Exchange Commission), Subtenant shall submit to Sublandlord a written statement ("QUARTERLY REPORT") setting forth the Gross Sales (and deductions and exclusions therefrom) for the calendar quarter and the year to date, together with any payment of Percentage Rent required to be made at such time.
Such reports may be in the form customarily kept by Subtenant for such location (e.g. register receipts or unaudited summaries of sales). In addition, within sixty (60) days after the end of each calendar year(or, if applicable, within ten (10) days following the date Subtenant files its Form 10-K for such year with the Securities and Exchange Commission), Subtenant shall submit to Sublandlord a written statement setting forth the Gross Sales and permitted deductions therefrom for the final quarter of such calendar year and for such calendar year (the "ANNUAL REPORT"), accompanied by any shortfall in the payment of Percentage Rent shown on such Annual Report to be due and payable for such year. Each Annual Report shall contain a certification by an authorized officer of Subtenant that, to the best of such officer's knowledge and belief, such report has been prepared in accordance with generally accepted accounting principles (except as noted therein) and is complete and accurate. With respect to any partial calendar year at the beginning or end of the Sublease Term, Percentage Rent shall equal five percent of Gross Sales for such partial calendar year, less any amounts paid on account of Percentage Rent for such partial year, and the Breakpoint shall equal $2,000,000.00 prorated on the basis of a 365 day year.

          (d) STATEMENTS OF AND ACCOUNT FOR GROSS SALES. For a period of two (2) years after the applicable Annual Report is submitted to Sublandlord (and thereafter until any audit conducted under subparagraph 5(e) below has become final), Subtenant shall keep at the Subleased Premises or at its principal corporate headquarters, true and accurate records of Subtenant's Gross Sales for the period covered by such Annual Report. Subtenant's records shall be sufficient to permit an audit of Subtenant's Gross Sales to be conducted in accordance with generally accepted accounting principles and auditing practices.

          (e) AUDIT. During the twelve (12) month period after an Annual Report is submitted to Sublandlord (except the Annual Report for the last full calendar year and any partial year at the end of the term, for which the period shall be six (6) months following delivery of such Annual Report), Sublandlord may, upon thirty (30) days' prior written notice to Subtenant, audit Subtenant's records of Gross Sales on one (1) occasion for the period covered by such Annual Report. Such audit shall be conducted during regular business hours at the Subleased Premises, by a certified public accountant or accounting firm that has not been employed by either party during the prior year ("AUDITOR"). The Auditor shall be selected by Sublandlord, subject to Subtenant's reasonable approval. Subtenant and Sublandlord hereby specifically consent to Sublandlord performing the audit with Sublandlord's own personnel, if such personnel are qualified to perform such audit, in Sublandlord's reasonable discretion. Subtenant may require the Auditor to execute aconfidentiality agreement satisfactory to Subtenant and its counsel with respect to nondisclosure of sales and other proprietary information disclosed to the Auditor in connection with such audit. The Auditor will be permitted to examine, but not copy, Subtenant's accounting records relating to Gross Sales. Sublandlord acknowledges that only the Auditor, will be permitted to review Subtenant's books and records of Gross Sales (and
claimed exclusions).   The Auditor shall be afforded a reasonable
period of time to conduct and complete the audit, and Subtenant will cooperate with the Auditor in conducting the audit. Within a reasonable period, not exceeding sixty (60) days, following completion of the audit, the Auditor shall issue a report of its conclusions, specifying the amount of additional Percentage Rent due from Subtenant or the amount of Percentage Rent overpaid by Subtenant. The report of the audit shall be delivered to both Sublandlord and Subtenant. If the audit shows that Subtenant paid less Percentage Rent than was actually due, Subtenant shall pay the amount of the deficiency to Sublandlord within thirty
(30) days after Subtenant's receipt of such audit. If the audit shows that Subtenant paid more Percentage Rent than was actually due, Sublandlord shall, at Subtenant's election, pay said excess to Subtenant within thirty (30) days after completion of such audit or Subtenant may deduct such excess from the next due payment(s) of rent. If such audit shows an understatement of Gross Sales for the period covered by such Annual Report in excess of three percent (3%) of Gross Sales, then the reasonable fees and expenses actually incurred by Sublandlord in conducting such audit shall be reimbursed by Subtenant; otherwise, such fees and expenses shall be paid by Sublandlord. If Subtenant protests the conclusions of such audit, Subtenant may contest Sublandlord's determination by giving Sublandlord written notice within thirty (30) days following Subtenant's receipt of the audit report. If Sublandlord and Subtenant cannot mutually agree as to the Percentage Rent due within thirty (30) days after Sublandlord's receipt of Subtenant's notice of protest, Sublandlord and Subtenant shall jointly choose an independent Certified Public Accountant, whose determination shall be binding upon the parties hereto. If Sublandlord and Subtenant fail to agree upon an independent Certified Public Accountant, the parties agree to proceed forthwith to arbitrate the issue in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The cost of the independent Certified Public Accountant or the cost of arbitration shall be borne equally by the parties, but the cost of the audit shall be borne by either Sublandlord or Subtenant as aforesaid.

          (f) PAYMENT OF RENT. All rent shall be payable at the office of Sublandlord located at 15315 Magnolia Boulevard, Suite
320, Sherman Oaks, California 91403, or at such other address as Sublandlord may specify by written notice to Subtenant.

          (g) ADDITIONAL RENT. In addition to Fixed Minimum Rent and Percentage Rent, Subtenant shall reimburse Sublandlord monthly during the Sublease Term, Subtenant's pro rata share of operating expenses, taxes, insurance and other charges or additional rent paid pursuant to the terms of the Master Lease by Sublandlord to Landlord (other than any late fee, penalty or interest resulting from Sublandlord's delinquent payment of any amount due Landlord), within fifteen (15) days following receipt of an invoice for such expenses from Sublandlord.
Subtenant agrees to reimburse Sublandlord for Subtenant's pro rate share of any adjustments in such additional rent billed annually or otherwise to Sublandlord by Landlord under the Master Lease, and Sublandlord agrees to refund Subtenant's proportionate share of any overpayment when such refund is received by Sublandlord. Subtenant's pro rata share shall be determined by multiplying the (i) the amount of such additional rent charged to Sublandlord under the Master Lease, by (ii) a fraction, the numerator of which shall be 3,065 (the rentable area in the Subleased Premises) and the denominator of which shall be 21,000 (the total rentable area of the premises leased under the Master Lease) ("PRO RATA SHARE"). Subtenant, upon request, shall be entitled to copies of invoices or other reasonable documentation received from Landlord to verify the additional rent charged under the Master Lease.

          (h) GROSS SALES. "Gross Sales" as used herein shall mean the entire amount of Subtenant's actual receipts, whether cash or otherwise, from all sales of food, beverages, merchandise, services or sales from mechanical or other vending devices placed or made in, on or from the Subleased Premises, subject to the adjustments and exclusions described below). Notwithstanding the foregoing, Gross Sales shall not include (or if included there shall be deducted, but only to the extent previously included) the amount of (i) customer and employee discounts; (ii) bottle refunds, trading stamps and all trade or discount coupons; (iii) returns of overstock, defective or otherwise unsold merchandise for credit to shippers, suppliers, purveyors, distributors or manufacturers; (iv) any cash or credit refunds, uncollectible credit card charges, bank charge backs for counterfeit currency or unnegotiable checks (provided that if such losses are actually collected in a later year, the amount recovered shall be included in Gross Sales for such later year), or any sale made where the merchandise sold or some part thereof is thereafter returned by the purchaser and accepted by Subtenant; (v) automated teller machine proceeds and receipts for the cashing of checks or negotiable instruments; (vi) sale of incidental services (e.g.shipping or delivery charges) provided to customers on a non-profit basis by Subtenant or by unaffiliated licensees or concessionaires of Subtenant but only to the extent that such licensees or concessionaires retain the proceeds of such sale; (vii) sales of equipment, furniture or trade fixtures not in the ordinary course of business; (viii) any interest, delivery or service charges received with respect to sales of merchandise or service; (ix) sales taxes, based upon present or future laws, collected directly from customers by Subtenant, and any other tax, excise or duty which is levied or assessed against Subtenant by any governmental authority based on sales of specific merchandise sold on, or the privilege or license to sell or distribute specific merchandise from the Subleased Premises, whether or not the amount thereof is passed on to or collected by Subtenant from any purchaser thereof; (x) lottery ticket, admission ticket and other ticket sales, except to the extent of the amount of commissions received thereon; (xi) receipts from postage machines and public telephones; (xii) direct expenses of credit card and debit card sales paid by Subtenant to the issuers of such cards; (xiii) sales discounts, sums raised for donations or donations to nonprofit, charitable or religious organizations; (xiv) wholesale and/or bulk sales of merchandise or services to other retail stores operated by Subtenant or an affiliate of Subtenant; (xv) transfers by Subtenant from the Subleased Premises to another place of business owned or operated by Subtenant (where such transfers are made solely for the convenient operation of Subtenant's business and not for the purpose of consummating a sale which has theretofore been made in, on or from the Subleased Premises or for the purpose of depriving Sublandlord of the benefit of a sale which otherwise would be made in, on or from the Subleased Premises); and (xvi) any sums or credits received in settlement of claims for loss or damage to merchandise which is not part of Subtenant's actual receipts set forth above. Each charge or sale upon installment or credit shall be treated as a sale for the full price in the month during which such charge or sale shall be made (and the direct expenses of such credit card sales shall be deducted in such month), regardless of the time when Subtenant shall receive payment (whether full or partial) therefor. As used in this Paragraph, the term "Subtenant" shall include any subsidiary, subtenant, concessionaire or licensee of Subtenant conducting business at the Subleased Premises with Subtenant's approval.

     6. TAXES. In addition to Subtenant's Pro Rata Share under subparagraph 5(f) of real estate taxes payable by Sublandlord pursuant to the Master Lease, Subtenant shall pay, but without duplication of any amount otherwise being paid by Subtenant under subparagraph 5(f), any taxes or assessments (a) measured by or reasonably attributable to the cost or value of Subtenant's equipment, furniture, fixtures and other personal property located in the Subleased Premises; (b) upon or measured by the rent payable hereunder; or (c) upon or with respect to the possession, leasing, operation, management , maintenance, alteration, repair, use or occupancy by Subtenant of the Subleased Premises.

     7. UTILITIES. Subtenant shall contract for and pay directly to the utility companies which provide service, in a timely fashion, the costs for any utilities which are separately metered or submetered to the Subleased Premises. Subtenant shall pay to Sublandlord, as additional rent, the reasonably allocated costs of utility service charges (the "UTILITY EXPENSE"), based on usage by Subtenant, for electricity, sewage, and any other utility services furnished to the Subleased Premises which are not separately metered (but without duplication of any amount otherwise payable by Subtenant under subparagraph 5(f) above). Subtenant's payment for its Utility Expense will be made monthly, within 15 days of receipt of an invoice for the Utility Expense. Any delay or failure of Sublandlord to estimate Subtenant's Utility Expense will not impair the continuing obligation of Subtenant to make the Utility Expense payment. Sublandlord will not be liable for any reason for any loss or damage resulting from an interruption of any of these services.

     8. SECURITY DEPOSIT. Simultaneously with the execution of this Sublease, Subtenant shall deposit the sum of $9,348.00 with Sublandlord to be held on deposit by Sublandlord as security for the performance required of Subtenant hereunder. Upon the expiration or termination of the Sublease Term, Sublandlord shall refund such deposit (or the balance thereof which has not been applied to pay any unpaid obligation of Subtenant to Sublandlord hereunder) promptly following Subtenant's surrender of possession of the Subleased Premises.


     9. SUBLETTING AND ASSIGNMENT. Neither Subtenant nor Subtenant's legal representative or successors in interest by operation of law or otherwise shall assign this Sublease or sublease the Subleased Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest or grant anyconcession or license within the Subleased Premises (any of the foregoing, a "TRANSFER"), without the prior written consent of Sublandlord, which consent may be withheld for any reason.

          (a) In any case where Sublandlord consents to any assignment, sublease, grant of a concession or license or mortgage, pledge or hypothecation of the leasehold, Subtenant will nevertheless remain directly and primarily liable for the performance of all of the covenants, duties and obligations of Subtenant hereunder, and such consent will not be deemed a consent to any further subletting or assignments.

          (b) Notwithstanding the foregoing, however, Subtenant may Transfer its subleasehold (by mortgage, leasehold deed of trust or similar instrument) as collateral security, provided that if the written consent of Landlord would be required by the Master Lease for a similar Transfer by Sublandlord, then the written consent of both Landlord and Sublandlord shall be obtained. Sublandlord agrees in such case not to unreasonably withhold its consent.

          (c) Notwithstanding the foregoing, however,
Sublandlord's consent shall not be required in connection with a
Transfer: (1)to a corporation or other entity with which Subtenant may merge or consolidate, or (2) in connection with the sale of all or a substantial portion of Subtenant's assets, or
(4) to any Affiliate (as defined below) of Subtenant, or (5) in connection with the sale of stock or other securities of Subtenant in a public offering. The previous sentence shall not permit Subtenant to make any change in the use of the Subleased Premises. The term "Affiliate" shall mean any corporation, limited liability company or other entity which controls, is controlled by, or is under common control with Subtenant. The term "control" shall mean ownership of more than fifty percent (50%) of all of the voting stock of a corporation or more than fifty percent (50%) of all of the legal and equitable interest of any other business entity.

          10. MASTER LEASE.   Subtenant acknowledges that
Subtenant has received a copy of the documents comprising the Master Lease, which are listed on Exhibit C, attached hereto and incorporated by this reference. Subtenant also acknowledges that the Subleased Premises are referred to in the Master Lease as the "drugstore" portion of the leased premises. To the extent not otherwise inconsistent with the agreements and understanding expressed in this Sublease, and except for the provisions applicable only to the original parties to the Master Lease, the terms, provisions, covenants, and conditions in the Master Lease, to the extent applicable to the Subleased Premises are hereby incorporated herein by reference as a part of this Sublease, subject to and as modified by the terms, provisions, covenants, and conditions stated above and the following specific agreements between Sublandlord and Subtenant:

          (a) Subtenant expressly agrees to perform and comply with all of the terms, provisions, covenants and conditions of the Master Lease required of "Tenant" under the Master Lease arising and performable during the term of this Sublease to the extent the same are applicable to the Subleased Premises and occupancy thereof and shall indemnify and hold harmless Sublandlord from and against all claims, loss, liability, cost, and expense (including, without limitation, reasonable attorneys' fees) resulting from any default by Subtenant with respect to any such covenants, provisions or obligations.

          (b) In any case where the "Landlord" under the Master
Lease reserves the right to enter the Subleased Premises, said right shall inure to the benefit of Sublandlord as well as to the Landlord.

          (c) With respect to work, services, maintenance, repairs, restoration or the performance of other obligations required of the Landlord under the Master Lease with respect to the Subleased Premises, Sublandlord's sole obligation, with respect thereto, shall be to request the same, upon request in writing by Subtenant, and to use reasonable efforts to obtain the same from the Landlord under the Master Lease.

          (d) Subtenant acknowledges that possession of the Subleased Premises must be surrendered to Sublandlord at the expiration of the Sublease. Subtenant agrees to indemnify and save Sublandlord harmless from and against all claims, loss, liability, cost and expense (including, without limitation reasonable attorneys' fees) resulting from delay by Subtenant in failing to so surrender the Subleased Premises, including, without limitation, any claims made by Landlord or any succeeding tenant founded on such delay.

          (e) If the Master Lease terminates, this Sublease shall also terminate.

          (f) Subtenant agrees that Sublandlord shall have the right to enter into amendments of the Master Lease from time to time without the consent of Subtenant, provided such amendment.

     11.  INDEMNITIES.   Subtenant covenants to defend and save
Sublandlord harmless from any and all losses which may occur with respect to any person or persons, corporation, property or chattels on the Subleased Premises, or to the property itself, resulting from Subtenant's acts or omissions, except (i) when such loss results from a default by Sublandlord under this Sublease or the willful conduct or negligent act or omission of Sublandlord, its respective agents, employees, independent contractors or invitees, or (ii) to the extent of any insurance proceeds received (or receivable ) by or credited to Sublandlord, or payable under Sublandlord's insurance as a result of Sublandlord's contributory culpability. With respect to any loss from which Sublandlord claims Subtenant is required to hold Sublandlord harmless, Sublandlord shall promptly notify
Subtenant of (a) any acts or omissions causing such loss, and (b) any proceedings initiated in connection with such acts or omissions. Subtenant's obligations under this Paragraph shall be reduced to the extent that Subtenant is not promptly notified as aforesaid and such failure prejudices Subtenant.

     12. LEASING COMMISSIONS. Sublandlord and Subtenant represent to each other that no brokers have been involved in this transaction and the parties each agree to indemnify the other for any commission claimed by, through, or under such party.

     13. TERMINATION FO EXISTING SUBLEASE. Sublandlord's obligations under this Sublease are conditioned upon the termination of the existing sublease between Sublandlord and Apocare Pharmacy, Inc., the existing subtenant at the Subleased Premises. If Apocare Pharmacy, Inc. agrees to terminate its sublease, but is not able to tender the Subleased Premises on or before the Tender Date, this Sublease shall be effective; however, the Tender Date, the Commencement Date and the Expiration Date shall be extended as provided in Paragraph 2 of this Sublease. If, however, the Tender Date has not occurred by March 1, 2000, Subtenant may terminate this Sublease as provided in Paragraph 2 hereof.

     14. LANDLORD'S CONSENT. Sublandlord's and Subtenant's obligations under this Sublease are conditioned upon Landlord's consent hereto. If Landlord's consent has not been obtained by the Tender Date, the Tender Date, the Commencement Date and the Expiration Date shall be automatically extended as provided in Paragraph 2 of this Sublease.

     15. RESTRICTION ON OTHER RETAIL STORES. Subtenant covenants and agrees that neither it, nor any franchisor of Subtenant,franchisee under a franchise agreement with Subtenant, or any other entity which controls Subtenant, is controlled by Subtenant, or is under common control with Subtenant, is related in ownership to Subtenant or is managed or co-managed by Subtenant or Subtenant's affiliates or parent corporation will open any other retail store during the Sublease Term within three
(3) miles of the Subleased Premises which sells the same or similar items to those sold at the Subleased Premises. In the event a retail store is opened in violation of this clause, in addition to the other remedies available to Sublandlord under this Sublease, Sublandlord shall have, the right to collect Percentage Rent based on the cumulative Gross Sales of the Subleased Premises and the other store or stores within said area.
     16. NOTICES. Any notices given by one party to the other pursuant to this Sublease shall be in writing and shall be deemed to have been properly given when received by the other party, or on the third day after deposit with the U.S. Postal Service, certified or registered mail, postage prepaid, addressed to the other party at the address specified below, or to such other place as such party may from time to time designate by notice hereunder:


Sublandlord's address:  Mrs. Gooch's Natural Food Markets, Inc.
                        15315 Magnolia Blvd., Suite 320
                        Sherman Oaks, CA 91403
                        Attention:  Regional President

       With copies to:  Mrs. Gooch's Natural Food Markets, Inc.
                        11666 National Blvd
                        Los Angeles, CA  90064
                        Attention:  Store Team Leader

                        Whole Foods Market, Inc.
                        601 N. Lamar Boulevard, Suite 300
                        Austin, Texas 78703-5413
                        Attention:  Chief Financial Officer

                        Slivka Robinson Waters & O'Dorisio, P.C.
                        1099 - 18th Street, suite 2600
                        Denver, Colorado 80202
                        Attention:  Karen Samuels Jones

Subtenant's address:    Real Goods Trading Corporation
                        3440 Airway Drive, Suite E
                        Santa Rosa, CA 95403-2065
                        Attention:  Real Estate Administration

with a copy to:         Coblentz, Patch, Duffy & Bass, LLP
                        222 Kearny Street, Suite 700
                        San Francisco, CA 94108
                        Attention:  Jeffrey B. Maso, Esq.

     17. COUNTERPARTS. This Sublease may be executed in one or more counterparts, each of which shall have the force and effect of an original, and all of which shall together constitute one and the same instrument.

     18. QUIET ENJOYMENT. Subtenant covenants and warrants that, provided Subtenant pays the rent and performs its other obligations hereunder, subject to the terms of the Master
Lease, Subtenant may peaceably and quietly enjoy the Subleased
Premises throughout the Sublease Term.

     19. SUCCESSORS. The terms, covenants and conditions of this Sublease shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns.

     SUBLANDLORD:  MRS. GOOCH'S NATURAL FOOD MARKETS, INC.

     By:          [S]RICHARD CUNDIFF
     Name:           Richard Cundiff
     Title:          President



     SUBTENANT:    REAL GOODS TRADING CORPORATION, a California
                     corporation

     By:           [S]LESLIE B. SEELY
     Name:            Leslie B. Seely
     Title:           Chief Financial Officer


     By:            [S]MARK A. SWEDLUND
     Name:             Mark A. Swedlund
     Title:            President

                              EXHIBIT A

                              Floor Plan



                              EXHIBIT B

                             Alterations

Sub-Tenant, at its sole cost and expense, will do the following work:








[and attach detailed plans and specification for all signs, solar panels, wind generators]








                              EXHIBIT C

                      Master Lease Documents

1. Lease Agreement dated as of January 1, 1980, by and between Allaseba H. Gorham and Carol H. Richards, as landlord and Hersh &
Ziff, Inc. as tenant.

2. Amendment of Lease and Agreement dated July 27, 1989, by and between Westward Ho Markets, Inc. and Allaseba H. Gorham and
Carol H. Richards.

3.   Assignment and Amendment to Lease Agreement dated November
10, 1994, by and among The Howard Company, Westward Ho Markets,
Inc., and Mrs. Gooch's Natural Food Markets, Inc.